CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Viosolar, Inc.

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 17, 2012, in the Registration Statement (Form S-4) and related Prospectus of Viosolar, Inc. in connection with the continuation and move of the Company from Alberta into the State of Nevada.

/s/BF Borgers  CPA PC
Certified Public Accountants
Denver, Colorado
September 10, 2013